PRESS RELEASE

For more information contact:                                                              FOR IMMEDIATE RELEASE
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

BAR HARBOR BANKSHARES REPORTS SECOND QUARTER 2005 EARNINGS

BAR HARBOR, Maine (July 27, 2005) – Bar Harbor Bankshares (AMEX:BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income of $1.7 million for the quarter ended June 30, 2005 or fully diluted earnings per share of 54 cents, compared with $803 thousand or fully diluted earnings per share of 25 cents for the second quarter of 2004, representing increases of 112% and 116%, respectively. For the six-months ended June 30, 2005, net income amounted to $2.9 million or fully diluted earnings per share of 92 cents, compared with $2.2 million or fully diluted earnings per share of 70 cents during the same period in 2004, representing increases of 30% and 31%, respectively.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, "Looking back at the first half of 2005 we are pleased with the continued strengthening of the Company’s performance, the highlights of which included strong loan growth, a sustained trend of solid credit quality, double-digit increases in non-interest income and net-interest income, a meaningful improvement in our net interest margin, relatively modest increases in operating expenses, and higher returns for our shareholders." Mr. Murphy added, "Looking forward, one of our more pressing challenges will be gathering higher levels of core deposits to support continued earning asset growth. Competition from banks and non-banks has become more aggressive, as savers and investors seek higher returns in an atmosphere of rising short-term interest rates and a flattening U.S. Treasury yield curve. During the second quarter, the Bank launched several new deposit products which we believe are highly competitive and designed to satisfy the changing expectations of both individual and business customers."

Financial Condition

Total loans ended the second quarter at $485 million, representing an increase of $36 million or 8% compared with December 31, 2004, and an increase of $68 million or 16% compared with the same date last year. Business lending activity continued to drive the overall growth in the Bank’s loan portfolio, representing two-thirds of the increase when comparing June 30, 2005 with the same date in 2004. Lending activity has been particularly strong in Knox County and Bangor, Maine, two new markets being served by the Bank since early 2004.

The Bank’s non-performing loans remained at low levels during the second quarter, representing $816 thousand or 0.17% of total loans at June 30, 2005. The Bank's loan loss experience showed an improvement during the first six months of 2005, with net charge-offs amounting to only $129 thousand, compared with $467 thousand during the same period in 2004. During the six-months ended June 30, 2005, the Bank recorded a provision for loan losses of $25 thousand, compared with $120 thousand during the same period in 2004, reflecting a sustained trend of strong credit quality and the resolution of certain legal proceedings between borrowers engaged in the Maine wild blueberry processing industry and their growers.

Investment securities totaled $150 million at June 30, 2005, representing a decline of $27 million or 15% compared with December 31, 2004, and a decline of $54 million or 27% compared with the same date in 2004. Over the past twelve months, cash flows from the securities portfolio were redeployed to help support the funding of exceptionally strong loan growth, which typically generates a higher yielding earning asset base. The Bank has also exercised restraint with respect to adding securities to the balance sheet during a period of still historically low market yields, a flattening U.S. Treasury yield curve, and management’s expectation of higher yields in the near future.

Total deposits ended the second quarter at $408 million, representing an increase of $10 million or 2% compared with December 31, 2004, and an increase of $31 million or 8% compared with the same date last year. Deposit growth was principally attributed to certificates of deposit obtained from the national market, as the Bank modified its funding and liquidity strategies, providing more balance between borrowed and brokered funds. At June 30, 2005, total borrowings amounted to $209 million compared with $237 million at the same date last year, representing a decline of $28 million or 12%.

The Company continued to exceed regulatory requirements for well-capitalized institutions, ending the current quarter with a Tier I Capital Ratio of 7.78%.

Results of Operations

For the three and six-months ended June 30, 2005, net interest income amounted to $5.4 million and $10.7 million compared with $4.8 million and $9.6 million during the same periods in 2004, representing increases of $526 thousand and $1.0 million, or 11% for each period, respectively. The increases in net interest income during the three and six-months ended June 30, 2005 were principally attributed to average earning asset growth of $25.4 million and $43.7 million, and further bolstered by 17 and 10 basis point improvements in the tax-equivalent net interest margins compared with the same periods in 2004, respectively.

Total non-interest income amounted to $2.0 million and $3.1 million for the three and six-months ended June 30, 2005, representing increases of $1.1 million and $404 thousand, or 141% and 15%, compared with the same periods in 2004, respectively. During the three and six-months ended June 30, 2004, the Bank recorded net losses of $598 thousand and $103 thousand related to mark-to-market adjustments for unrealized depreciation on interest rate swap agreements, net of cash flows received from counter-parties to those agreements. In the third quarter of 2004, these interest rate swap agreements were designated as cash flow hedges and, prospectively from the time of this designation, changes in their fair value are recorded in accumulated other comprehensive income, while net cash flows received from or paid to counter-parties are recorded in interest income. Also contributing to the increases in non-interest income were net gains on the sale of securities, which during the three and six-months ended June 30, 2005 amounted to $521 thousand and $542 thousand, representing increases of $521 thousand and $349 thousand compared with the same periods in 2004, respectively.

Total non-interest expenses amounted to $4.9 million and $9.6 million for the three and six-months ended June 30, 2005, representing increases of $245 thousand and $431 thousand, or 5%, compared with the same periods in 2004, respectively. The increases in non-interest expenses were principally attributed to salaries and employee benefit expenses, which included previously reported severance costs recorded during the first quarter of 2005, as well as overall increases in the level of employee compensation, including incentive compensation.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with eleven branch office locations serving Down East and Mid Coast Maine.

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This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of the Company for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		2nd Quarter Average
Balance Sheet Data	6/30/2005	6/30/2004	2005	2004

Total assets	$ 679,160	$ 671,110	$ 674,584	$ 650,745
Total investment securities	149,816	203,962	154,657	188,665
Total loans	484,665	416,940	472,594	411,454
Allowance for loan losses	4,725	4,931	4,788	5,196
Total deposits	407,960	376,488	402,347	372,064
Borrowings	208,993	236,651	207,939	216,700
Shareholders' equity	56,223	52,299	56,310	54,747

	Three Months Ended		Six Months Ended
Results Of Operations	6/30/2005	6/30/2004	6/30/2005	6/30/2004

Interest and dividend income	$ 8,945	$ 7,664	$ 17,486	$ 15,187
Interest expense	3,595	2,840	6,825	5,548
Net interest income	5,350	4,824	10,661	9,639
Provision for loan losses	25	30	25	120
Net interest income after
provision for loan losses	5,325	4,794	10,636	9,519

Noninterest income	1,953	811	3,056	2,652
Noninterest expense	4,865	4,620	9,648	9,217

Pre-tax income	2,413	985	4,044	2,954
Income tax	713	182	1,131	715

Net income	$ 1,700	$ 803	$ 2,913	$ 2,239

Earnings per share:
Basic	$ 0.55	$ 0.26	$ 0.94	$ 0.72
Diluted	$ 0.54	$ 0.25	$ 0.92	$ 0.70

Dividends per share	$ 0.21	$ 0.20	$ 0.42	$ 0.40

Return on Average Equity[1]	12.11%	5.90%	10.45%	7.59%
Return on Average Assets	1.01%	0.50%	0.88%	0.72%
Tier 1 Leverage Capital Ratio	7.78%	7.76%

As of June 30:	2005	2004

Book value per share	$ 18.27	$ 16.85
Tangible book value per share	$ 17.25	$ 15.83
Shares outstanding	3,076,916	3,104,015

1Prior period Return on Average Equity percentages have been increased due to revised average equity balances in those respective periods.